Exhibit 99.2

FOR IMMEDIATE RELEASE

CITADEL RECEIVES COURT APPROVAL OF ALL “FIRST-DAY MOTIONS” INCLUDING

ACCESS TO MORE THAN $36 MILLION IN CASH TO FUND OPERATIONS

Court Authorizes Continued Payment of Employee Wages and Benefits

Operations to Continue Uninterrupted

LAS VEGAS, NV, December 21, 2009 – Citadel Broadcasting Corporation (OTCBB:CTDB) (“Citadel” or the “Company”) today announced that the United States Bankruptcy Court for the Southern District of New York granted all of the Company’s first day relief motions.

Court approval includes access to more than $36 million of cash on hand, as well as all cash generated from daily operations, which will be used to continue to satisfy Citadel’s obligations without interruption during the course of its restructuring. As previously announced, Citadel recently reached an accord with more than 60% of its senior secured lenders on the terms of a pre-negotiated financial restructuring that would extinguish approximately $1.4 billion of indebtedness.

The Company also announced that it received Court approval to, among other things, pay pre-petition employee wages, salaries, health benefits and other employee obligations during its restructuring under Chapter 11. The Company was also provided with authority to continue to honor its current customer programs. The Company is authorized to pay ordinary course post-petition expenses without seeking Court approval.

“We are pleased with the prompt action of the Bankruptcy Court in approving our first day motions and appreciate the support from our senior lenders in this restructuring process,” said Farid Suleman, Citadel’s Chief Executive Officer. “The relief afforded by the Bankruptcy Court and our secured lenders will allow our stations and the network to continue business operations as usual.”

Citadel will continue its operations in the ordinary course through the financial restructuring process and provide uninterrupted service to its listeners and clients. In light of the pre-negotiated restructuring supported by holders representing more than 60% of its total outstanding secured debt, Citadel expects to complete the restructuring process on an accelerated basis.

Kirkland & Ellis LLP is serving as legal counsel and Lazard Frères & Co. LLC. as financial advisor for the restructuring. Additional information about Citadel is available at the company’s website www.citadelbroadcasting.com. For access to Court documents and other general information about the Chapter 11 cases, please visit www.kccllc.net/citadel.

About Citadel

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 58 AM stations in the nation’s leading markets, in addition to Citadel Media, which is one of the three largest radio networks in the United States. For more information visit www.citadelbroadcasting.com.

Forward-looking Statements

This press release, as well as other statements made by Citadel may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) a change in circumstances such that the Company would need to obtain a debtor-in-possession financing facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts and leases that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to execute its business plans and strategy; (x) the ability of the Company to attract, motivate and/or retain key executives and associates; (xi) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; and (xii) increased competition in the radio broadcasting industry. Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2008. Citadel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

Similarly, these and other factors, including the terms of any plan of reorganization ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan or plans of reorganization could result in holders of Citadel’s common stock or other equity interests and claims relating to pre-petition liabilities receiving no distribution on account of their interest and cancellation of their interests and their claims and cancellation of their claims. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that certain creditors or equity holders do not receive or retain property on account of their claims or equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock and claims to be highly speculative and cautions equity holders that the stock and creditors that the claims may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Citadel’s common stock or other equity interest or any claims relating to pre-petition liabilities.

Contacts

Anna Cordasco/Jonathan Doorley

Sard Verbinnen & Co.

(212) 687-8080